Exhibit 99.1
                                                                   ------------

                    Touchstone Applied Science Associates Inc.
                    4 Hardscrabble Heights
                    Brewster, NY  10509-0382



For further Information:

At TASA:                                  At The Investor Relations Company:
Andrew L. Simon, President & CEO          Mike Arneth or Brien Gately
845-277-8100                              847-296-4200
asimon@tasa.com                           marneth@tirc.com or bgately@tirc.com

FOR IMMEDIATE RELEASE

              TASA REPORTS STRONG NET INCOME FOR FISCAL 2004;
                       REVENUES INCREASE 15 PERCENT

     * Full Year EPS Increased to 26 Cents vs. Fiscal 2003 EPS of 14 Cents, Based Upon Income From Continuing Operations
     *  Q4 EPS From Continuing Operations Increases 30% to 13 Cents
     *  Company's Cash Position Increases by More Than 80 % vs. Prior Year
     *  Contract Extensions During Year Provide Base for Continued Growth

BREWSTER, N.Y., January 27, 2005- Touchstone Applied Science Associates, Inc. (OTCBB: TASA), benefiting from continued growth in its custom testing and assessment services, today reported fourth-quarter revenue rose 3.3 percent to $3.52 million from $3.41 million in the fourth quarter a year earlier. Income from continuing operations increased to $379,579, or 13 cents per diluted share, from $259,968, or 10 cents per diluted share in the fourth quarter a year ago. This represents an increase of 30 percent for the quarter vs. the year-ago period.

For the year ended October 31, 2004, revenue increased nearly 15 percent to $11.2 million from $9.8 million a year ago. The increase in revenues was due primarily to an increase in its custom testing and assessment business. Income from continuing operations in Fiscal 2004 was $748,594, or 26 cents per share on a fully diluted basis, compared with income from continuing operations of $364,824, or 14 cents per share in the year-ago period. Income from continuing operations in 2003 has been adjusted to exclude the effects of the divestiture of non-core businesses and the sale and leaseback of TASA's headquarters. On a GAAP basis, net income for Fiscal 2004 was the same: $748,594 vs. $1,250,949 or 47 cents per diluted share a year earlier.

Solid Growth Outlook

"The actions we took over the past few years and the use of funds from those transactions to strengthen our financial condition have positioned TASA well to generate growth over the next several years," said Andrew L. Simon, TASA President and CEO. "Also contributing to our strengthened position are the new products we have introduced, or are about to introduce, the addition of experienced staff and the recently announced acquisition of Assessment and Evaluation Concepts Inc.

"Our decision to focus on our core assessment and testing business is beginning to pay dividends in the form of new and extended contracts. It is worth noting that the No Child Left Behind program has had a significant impact on the number of inquiries we've received about our products and services. As educators gain experience with the implications of that program, I believe we will see further acceleration in the demand for our services. During 2004, we won significant contract extensions from Indiana and Michigan."

Simon noted that the company's proprietary testing unit remains an integral part of TASA's plans for growth. "We also are taking steps to strengthen our proprietary testing and assessment business. Although the proprietary business experienced a relatively flat year in Fiscal 2004 due primarily to funding of certain programs that the federal government did not renew in 2004, we remain optimistic about the unit's ability to be a consistent contributor to our bottom line. We are adding new products and upgrading those we already offer to ensure we remain competitive in this area. Despite the challenging environment in 2004, proprietary product and service revenues increased slightly to $4.5 million from $4.4 million and represented approximately 40 percent of net revenues."

BETA's custom testing products and services continued to grow in proportion to TASA's total business in Fiscal 2004, contributing 60 percent of revenues. This reflects the growing demand for governmental agencies to focus on the creation of assessment products that meet the particular needs of their specific student populations.

Earlier this month, the company completed the acquisition of Assessment & Evaluation Concepts Inc. which broadens its capabilities in the custom assessment field. AEC is TASA's second subsidiary in the custom testing and assessment arena, an area in which the company expects to make strategic investments.

Growth Environment Improved

"With our stronger financial condition we are better able to proactively pursue a strategy for growth through a combination of organic growth and strategic acquisitions. We also believe that our enhanced suite of products, combined with our culture of service, will allow us to deepen our penetration of testing and assessment markets nationwide," Simon noted.

Balance Sheet Strengthened Further During Fiscal 2004

The company's balance sheet strengthened during the year with increases in both cash and working capital. Cash and temporary investments increased by 80 percent to $1.8 million from $1.0 million at the same time a year earlier. Working capital expanded by 73 percent to $3.1 million from $1.8
million at the same point last year.   TASA's current ratio improved
further to 3.07 to 1.

Conference Call Scheduled Today At 11 A.M. EST

Management will host a conference call this morning to discuss fourth quarter and year end results. The call is scheduled to begin at 11 a.m. Eastern, 10 a.m. Central, 9 a.m. Mountain and 8 a.m. Pacific. Participants may dial 201-689-8359 for the live call. The call will also be webcast live and archived for three months. The webcast can be accessed at http://www.viavid.net/detailpage.aspx?sid=000021E2.

A playback of the call will be available shortly after the call concludes through February 10, 2005. The playback number is 201-612-7415, using account number 3055 and conference ID 135627.

TASA, based in Brewster, N.Y., designs, develops, calibrates, publishes, markets and sells educational assessment tests primarily to elementary and secondary schools throughout the United States. TASA also provides scanning, scoring and reporting services for all of its tests to states, schools and districts as well as to third parties. Through its custom assessment unit, the company provides consulting services, including test design and development, and psychometric services to states, school districts and textbook publishers. Visit the company's website at http://www.tasa.com.

Statements contained in this release that are not historical facts are "forward-looking" statements as contemplated by the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are subject to risks and uncertainties, which are enumerated in the company's reports filed with The Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from those projected or implied in the forward-looking statements.

                             Tables Follow...

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                             AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF OPERATIONS




                                    Three Months Ended                 Year Ended
                                         Oct. 31                        Oct. 31,

                                    2004          2003             2004          2003
                                    ----          ----             ----          ----

Net revenue                      3,517,434     3,405,420        11,185,254      9,761,638

Cost of goods sold               1,669,448     1,859,768         5,795,758      5,075,148
                                 ---------     ---------        ----------      ---------

Gross profit                     1,847,986     1,545,652         5,389,496      4,686,490
                                 ---------     ---------        ----------      ---------

Operating expenses:

  Selling expenses                 268,741       323,001         1,278,178      1,453,190

  General and administrative
    expenses                       911,149       705,285         2,819,770      2,189,318
                                 ---------     ---------         ---------      ---------

Total operating expenses         1,179,890     1,028,286         4,097,948      3,642,508
                                 ---------     ---------         ---------      ---------

Income from operations             668,096       517,366         1,291,548      1,043,982

Other income (expense):

  Gain on sale of building               -          (244)                -      1,254,383

  Interest income (expense),
    net                              1,263           393             (1,936)     (403,940)
                                 ---------     ---------          ---------     ---------

Income before income taxes         669,359       517,515          1,289,612     1,894,425

Income taxes                       289,780       257,547            541,018       823,694
                                 ---------     ---------          ---------     ---------

Income from continuing
  operations                       379,579       259,968            748,594     1,070,731
                                 ---------     ---------          ---------     ---------

Income (loss) from
  discontinued operations:

  (Loss) gain from operations
    net of income tax
    (benefit) of $0,
    $17,023, $0,  and
    $(248,127), respectively             -        25,534                  -      (372,190)

  Gain on disposal, net of
    income tax of
    $0, $1,634, $0, and
    $309,349 respectively                -         2,481                  -       552,408
                                 ---------     ---------          ---------     ---------

Income from discontinued
  operations                             -        28,015                  -       180,218
                                 ---------     ---------          ---------     ---------

Net income                         379,579       287,983            748,594     1,250,949
                                 =========     =========          =========     =========

Weighted average shares
  outstanding

  Basic                          2,623,307     2,601,606          2,614,662     2,596,252
  Diluted                        2,878,972     2,666,369          2,870,327     2,661,014

Basic earnings per share

  Continuing operations         $     0.14    $     0.10         $     0.29    $     0.41

  Discontinued operations                -    $     0.01         $        -    $     0.07
                                ----------    ----------         ----------    ----------
                                $     0.14    $     0.11         $     0.29    $     0.48
                                ==========    ==========         ==========    ==========

Diluted earnings per share

  Continuing operations         $     0.13    $     0.10         $     0.26    $     0.40

  Discontinued operations       $        -    $     0.01         $        -    $     0.07
                                ----------    ----------         ----------    ----------

                                $     0.13    $     0.11         $     0.26    $     0.47
                                ==========    ==========         ==========    ==========

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                             AND SUBSIDIARIES

                       CONSOLIDATED BALANCE SHEETS





                                                  October 31,       October 31,
                                                      2004              2003
                                                  -----------       -----------

     ASSETS
     ------

Current assets:

  Cash and temporary investments                   $1,751,487      $  963,435

  Accounts receivable, net of allowance for
   doubtful accounts of $4,417 and $6,971           1,526,559         959,987

  Inventories                                         431,196         511,410

  Prepaid expenses and other current assets           338,354         285,844

  Restricted cash                                      21,954          21,456

  Deferred income taxes                               536,440         256,017
                                                   ----------      ----------

     Total current assets                           4,605,990       2,998,149


Property, plant and equipment, net of
  accumulated depreciation of $284,567 and
  $395,327, respectively                              525,319         195,341


Other assets:

  Test passage bank and test development,
    net of accumulated amortization of
    $3,174,865 and $2,767,504, respectively         2,227,077       2,153,975

  Goodwill                                            198,159         198,159

  Deferred income taxes                               361,948       1,107,857

  Other assets                                        326,289         396,241
                                                   ----------      ----------

     Total assets                                  $8,244,782      $7,049,722
                                                   ==========      ==========


     LIABILITIES AND STOCKHOLDERS' EQUITY
     ------------------------------------


Current liabilities:

  Lines of credit                                  $        -      $        -

  Current maturities of long-term debt                 28,606           7,600

  Accounts payable                                    119,448         131,667

  Accrued expenses                                  1,350,546       1,062,653
                                                   ----------      ----------


     Total current liabilities                      1,498,600       1,201,920

Long term debt:

  Long-term debt, net of current portion              120,291          30,400
                                                   ----------      ----------

Total liabilities                                   1,618,891       1,232,320
                                                   ----------      ----------

Commitments and contingencies


Stockholders' equity:

  Preferred stock, $.0001 par value,
    5,000,000 shares authorized,
    0 shares issued and outstanding                         -               -

  Common stock, $.0001 par value,
    20,000,000 shares authorized,
    2,627,703 and 2,603,453 shares
    issued and outstanding,
    respectively                                          263             260

  Additional paid-in capital                        5,609,480       5,548,668

  Subscriptions receivable                               (920)              -

  Retained earnings                                 1,017,068         268,474
                                                   ----------      ----------

     Total stockholders' equity                     6,625,891       5,817,402
                                                   ----------      ----------

     Total liabilities and
       stockholders' equity                        $8,244,782      $7,049,722
                                                   ==========      ==========